EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Kornit Digital Ltd. 2004 Share Option Plan, 2012 Share Incentive Plan, 2015 Incentive Compensation Plan and 2015 Employee Share Purchase Plan,, of our report dated February 25, 2015, (except for Notes 2v, 9, 10, 11i, 15c and 15d, as to which the date is March 18, 2015), with respect to the consolidated financial statements of Kornit Digital Ltd. and its subsidiaries included in its Registration Statement on Form F-1 (File No. 333-202291), filed with the Securities and Exchange Commission on March 18, 2015.

/s/ KOST FORER GABBAY & KASIERER

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
May 6, 2015	A Member of Ernst & Young Global